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                                 EXHIBIT 99.1

                          IRVINE SENSORS CORPORATION
                            2001 COMPENSATION PLAN

                (As Amended and Restated on November 15, 2001)
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                          IRVINE SENSORS CORPORATION

                            2001 COMPENSATION PLAN
                  (as amended and restated November 15, 2001)

1.   Purpose

     The 2001 Compensation Plan (the "Plan") is intended to promote the interests of Irvine Sensors Corporation and its Subsidiaries (collectively the "Corporation") and motivate individual service providers to the Corporation by offering employees and outside consultants an election to purchase Common Stock of Irvine Sensors Corporation. Purchases of Common Stock will be funded by participants entering into salary reduction agreements with the Corporation.

2.   Definitions

     For all purposes of this Plan, the following terms shall have the following meanings:

     "Common Stock" means Irvine Sensors Corporation common stock, $.01 par value.

     "ISC" means Irvine Sensors Corporation, a Delaware corporation.

     "Subsidiary" means any company of which ISC owns, directly or indirectly, the majority of the combined voting power of all classes of stock.

3.   Administration

     The Plan shall be administered by ISC's Board of Directors (the "ISC
Board").

4.   Eligibility

     Only current employees, whether full-time or part-time, and outside consultants of ISC or any Subsidiary shall be eligible to participate in the Plan. No named executive officers, directors or affiliates of ISC are eligible to participate in the Plan.

5.   Stock Subject to the Plan

     The total number of shares of Common Stock that may be granted pursuant to the Plan shall not exceed, in the aggregate, 700,000/1/ shares in total. The stock may be either authorized but unissued Common Stock or treasury stock.

/1/  Gives effect to the 20-for-1 reverse stock split effected in September
2001.
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6.   Awards

     6.1  Grant of Share Awards

     Pursuant to such rules and procedures as may be prescribed by the ISC Board, Participants may elect to have their compensation reduced and receive shares of Common Stock in lieu of the same amount of cash compensation for services previously rendered. For this purpose, the value of the Common Stock shall be determined at the time the shares are issued to the Participant, which will generally be the time at which the cash compensation would have otherwise been payable to the Participant. The ISC Board may determine to issue shares at a discount from their fair market value. However, to avoid adverse accounting and securities laws consequences, the discount must not be greater than fifteen percent.

     6.2  Listing and Registration of Shares

     ISC may, in its reasonable discretion, postpone the issuance and/or delivery of any shares of Common Stock awarded or sold pursuant to this Plan until completion of any stock exchange listing, or registration, or other qualification of such shares under any law, rule or regulation.

7.   Adjustments

     The total number of shares that may be issued under the Plan shall be proportionally adjusted to reflect, subject to any required action by stockholders, any stock dividend or split, reverse stock split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar change in the capitalization of the Corporation.

8.   Effective Date of Plan

     The effective date of the Plan is August 31, 2001.

9.   Term and Amendment of Plan

     This Plan shall expire on August 31, 2002, unless otherwise amended by the ISC Board. The ISC Board may terminate or amend the Plan in any respect at any time, except no action of the ISC Board or ISC's stockholders, however, may, without the consent of a Participant, alter or impair such Participant's rights under any shares previously issued.

10.  No Right of Employment or Association

     Neither the action of ISC in establishing this Plan, nor any action taken by the ISC Board or any Subsidiary, nor any provision of the Plan itself, shall be construed to limit in any way the right of ISC to terminate a Participant's employment or other association with the Corporation at any time.

11.  Withholding Taxes
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     ISC or any Subsidiary, as applicable, shall have the right to deduct withholding taxes from any payments made pursuant to the Plan or to make such other provisions as it deems necessary or appropriate to satisfy its obligations to withhold federal, state or local income or other taxes incurred by reason of payment or the issuance of Common Stock under the Plan.

12.  Plan not a Trust

     Nothing contained in the Plan and no action taken pursuant to the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Corporation and any Participant, the executor, administrator or other personal representative, or any other persons. If and to the extent that any Participant or such Participant's executor, administrator or other personal representative, as the case may be, acquires a right to receive any payment from the Corporation pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Corporation.

13.  Notices

     Each Participant shall be responsible for furnishing the ISC Board with the current and proper address for the mailing of notices and delivery of Common Stock pursuant to the Plan. Any notices required or permitted to be given shall be deemed given if addressed to the person to be notified at such address given to the ISC Board by such person and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until the Participant furnishes the proper address. This provision shall not be construed as requiring the mailing of any notice or notification if such notice is not required under the terms of the Plan or any applicable law.

14.  Severability of Provisions

     If any provisions of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

15.  Payment to Minors, etc.

     Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person's guardian or the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the ISC Board, the Corporation and other parties with respect thereto.

16.  Headings and Captions

     The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
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17.  Controlling Law

     This Plan shall be construed and enforced according to the laws of the State of California to the extent not preempted by federal law, which shall otherwise control.